Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([***]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

INVOCELL SUPPLY AGREEMENT

This INVOCELL SUPPLY AGREEMENT (this “Agreement”) is made and entered into effective as of November 29, 2021 (the “Effective Date”) by and between INVO Bioscience Inc., a Nevada corporation (“INVO”), FIV Marbella SL, a Spanish limited company (“OVO Clinic”) and OVAVIT SL a Spanish limited company (“OVO Bank” and, together with OVO Clinic, “OVO”). INVO, OVO Clinic, OVO Bank and OVO may be referred to herein individually as a “Party” and together as the “Parties.

AGREEMENT

1.	Purchase Orders. OVO Clinic will order Products from INVO and INVO will sell Products to OVO Clinic pursuant to the terms and conditions contained in this Agreement. Each confirmed purchase order for the delivery of Products will be in multiples of six (6) units

2.	Products and Prices. Current Products are listed in the table below. Any new or updated Products may be added to the table below by agreement in writing amongst the Parties.

The price payable by OVO Clinic for each Product purchased from INVO will be as follows (the “Price”):

Product	Part #		Price
INVOcell	FG-002	$	[***]

The INVOcell is a single use three-part sterile assembly.

Each purchase of 30 INVOcell devices on one purchase order you will receive one box Free of Charge. This equates to each INVOcell costing €[***] each.

INVOcell Retention Device	P-011	Included

The INVOcell retention device is a specially designed single use retention device that supports the retention of the INVOcell within the vaginal cavity.

Prices do not include handling, shipping and insurance charges, any taxes, such as business, occupation, withholding, property, sales, use, transfer, or similar taxes, and other charges arising out of the purchase and sale of the Products. The payment of the full amount of all such fees, charges and/or taxes will be the responsibility of OVO Clinic. If INVO is required to collect or pay any such fees, charges or taxes, the amounts so paid or collected will be billed to and reimbursed by OVO Clinic. OVO Clinic will provide INVO with appropriate sales tax exemption certificate numbers and forms along with other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such fees, charges or taxes.

3.	Payment Terms. At the time of shipping the Products to OVO Clinic, INVO shall invoice OVO Clinic for the Products included in such shipment. OVO Clinic shall pay each such invoice within thirty (30) days after the date thereof. OVO Clinic shall make all payments in immediately available funds by wire transfer to such account as INVO designates for such purpose. Failure to make any payment when due will be deemed a material breach of this Agreement

4.	INVO Remedies. In addition to any other legal or equitable remedies INVO may have, INVO reserves the right to refuse to accept or to cancel any orders placed by OVO Clinic and accepted by INVO, or to refuse or delay shipment, if OVO Clinic (i) fails to make any payment as provided for in this Agreement or an INVO invoice, and/or (ii) otherwise fails to comply with the terms and conditions of this Agreement.

5.	Risk of Loss and Title to Products. Risk of loss or damage and title to the Products will pass to OVO Clinic when Products are loaded for shipment at the INVO facility, and INVO will have no further responsibility for any damages or losses to the Products, except when a defect is discovered upon opening a Product for immediate use. In such an event, INVO will be responsible to replace any Product deemed defective or contaminated; provided, however, that such Product is deemed defective during its recommended shelf life. INVO and OVO Clinic will work together to obtain insurance from an insurance company satisfactory to INVO covering the Products in the amount equal to the order price. Unaccounted for Products, not returned for any reason, will be charged the full order price per this Agreement or any purchase order.

6.	Cooperation with Recall. If INVO, or one of INVO’s suppliers, institutes a recall or notification campaign, or similar program, with respect to any one of the Products, OVO Clinic will assist INVO in any and every way necessary to comply with the terms and goals of such campaign or program.

7.	INVO makes no warranty and shall have no obligation with respect to expendable or consumable parts and supplies or with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized installation, alterations or repairs to the Products.

8.	Exclusivity.

8.1.	Subject to all the terms and conditions of this Agreement (including the attached exhibits), INVO hereby grants OVO Clinic the exclusive right to acquire the Products to perform IVC Procedures in the OVO Regions as defined in Exhibit B attached hereto for the Initial Term (as defined below).

8.2.	INVO retains the right to sell Products in the INVO Regions as defined in Exhibit B attached hereto.

8.3.	To maintain exclusivity over Products in the OVO Regions, in addition to meeting the payment obligations described in this Agreement, OVO agrees to meet the obligations listed in Exhibit C attached hereto.

9.	Term and Termination:

9.1.	Term. The Term of this Agreement shall begin on the Effective Date and continue for an initial term of three (3) years (the “Initial Term”) and will automatically renew for additional one (3) year term (with the Initial Term, the “Term”) unless INVO or OVO Clinic provide thirty (30) days advanced written notice of termination.

9.2.	Early Termination. This Agreement may be terminated by (i) mutual written agreement of the Parties; (ii) by INVO or OVO Clinic with 30 day written notice (iii) by INVO or OVO Clinic immediately upon the filing of a petition in bankruptcy or the insolvency of either INVO or OVO Clinic, or if either INVO or OVO Clinic makes an assignment for the benefit of its creditors, or has a receiver appointed for it or for any of its properties.

9.3.	Obligations Upon Termination. The expiration or termination of this Agreement will not affect any existing obligation of the Parties with respect to monies already owed or to Confidential Information. Immediately upon expiration or termination of this Agreement, OVO will have the right to return its remaining inventory of Products, subject to the terms and conditions of this Agreement; provided, however, that if requested in writing by INVO, OVO Clinic must, within thirty (30) days, return all unused Products in its inventory.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized respective officers as of the Effective Date.

INVO BIOSCIENCE, INC., a
Nevada corporation		FIV MARBELLA SL, a Spanish Limited Company

By:	/s/ Michael Campbell	By:
Name:	Michael Campbell	Name:
Title:	Chief Operating Officer	Title:

OVAVIT SL, a Spanish Limited Company

By:
Name:
Title:

EXHIBIT A

INVO Trademarks and Branding

1.	Registered Trademarks.

INVOcell®

INVO®

INVO Bioscience®

INVO Center®

2.	Branding.

The official names of the IVC Procedure and offering are:

A more natural treatment option

A Simpler Way to Life

Life Begins Within

INVO is redefining in-vitro fertilization (IVF) as in-vivo fertilization, or intravaginal culture (IVC).

In describing the IVC Procedure, the wording should include:

●	vaginal incubation;
●	intravaginal culture (IVC);
●	in-vivo incubation; and/or
●	in-vivo fertilization.

EXHIBIT B

Exclusivity Regions

1.	OVO Regions

●	All regions in Spain other than those noted in (2) below in this Exhibit B

2.	INVO Regions

●	Cataluña

EXHIBIT C

Exclusivity Obligations

1.	Clinical.

●	OVO Clinic will offer the INVOcell and IVC Procedure to all its patients.
●	OVO Clinic will become an INVO “center of excellence” including:

○	Establishment of OVO Clinic’s Marbella location as a training facility;

●	Subject to patient health information rules and regulations (“PHI”), OVO Clinic will share with INVO all patient data for OVO Clinic patients that opt for the IVC Procedure.
●	Subject to PHI, OVO Clinic agrees that INVO may utilize such patient data for scientific and commercial purposes.

2.	Marketing.

●	Subject to the terms of this Agreement, OVO Clinic will use content provided by INVO on the INVOcell and IVC Procedure in all its patient education materials.
●	Subject to the terms of this Agreement, OVO Clinic will add “An INVO Center” on marketing material it uses to promote INVOcell and the IVC Procedure.

3.	Commercial/Business Development.

●	OVO Bank will provide introductions for INVO to all its fertility clinic customers across the European Union, as follows:

○	OVO Bank’s introduction activities will be agreed to in advance with INVO;
○	OVO Bank will share a list of its fertility clinic customers so that OVO Bank and INVO may create a priority list for introductions;

●	Promptly after the Effective Date, OVO Clinic and INVO will enter into discussions on the potential development of a fertility clinic that will focus primarily around the INVOcell and the IVC Procedure (the “INVO Center”) to be based in Tangier, Morocco. If feasible on mutually agreeable terms, INVO and OVO Clinic will endeavor to open such INVO Center prior to the end of calendar year 2022.

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